Exhibit 99.1

Broadwind Energy, Inc. Announces Fourth Quarter
and Full-Year 2011 Results

Highlights:

•                  Q4 sales of $55.1 million, up 16% from the prior-year quarter; 2011 sales up 36%

•                  Strong order intake (up 7% from Q4 2010) yields $200 million backlog, increasingly diversified across customers and markets served

•                  Business restructuring underway for 30% footprint reduction and improved cost structure in 2013

•                  Year-end cash totaled $14.2 million and $9.5 million remained available on credit line

NAPERVILLE, Ill., March 13, 2012— Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $55.1 million for the fourth quarter of 2011, a 16% increase compared to $47.6 million in the fourth quarter of 2010. The Company’s 2011 sales totaled $185.9 million, an increase of 36% versus 2010, reflecting significant revenue growth in all segments.

The Company reported a net loss from continuing operations of $5.7 million or $.04 per share in the fourth quarter of 2011, compared to a loss from continuing operations of $37.3 million or $.36 per share during the fourth quarter of 2010; the prior-year’s quarter included non-cash charges totaling $36.2 million comprised of the write-down of the investment in the Company’s Brandon, South Dakota facility and a charge associated with intangibles and property and equipment in the Services segment. Excluding these charges, the fourth quarter 2011 loss exceeded the loss in the prior- year’s quarter. This was attributable to lower production in the Tower business, which in the fourth quarter of 2010 experienced record production, and additional pricing pressure resulting from industry overcapacity. For Services, fourth quarter 2011 earnings excluding non-cash charges were lower than 2010 due to higher operating expenses and low capacity utilization of drivetrain services investments, where new capacity was brought on in early 2011.

For the full year of 2011, the loss from continuing operations narrowed to $20.7 million from a $69.8 million loss reported in 2010. Included in 2010 were non-cash impairment charges totaling $40.8 million.

The Company reported a non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation and restructuring) loss of $1.0 million during the fourth quarter of 2011, compared to adjusted EBITDA of $3.9 million during the fourth quarter of 2010, due to lower profitability in the Towers and Weldments and Services segments.

2011 adjusted EBITDA totaled a loss of $2.1 million, compared to a loss of $9.2 million in 2010, due to improved Gearing and Towers and Weldments segment performance.

Peter C. Duprey, president and chief executive officer, stated, “Broadwind made good progress on each of its key initiatives for 2011, including improved financial results, a shift in the composition of our year-end backlog, demonstrating increasing diversification in our customer base, a rebalancing of our sales mix between wind and industrial customers, and a shift to a more customer-centric orientation. Fourth quarter profitability was below our outlook primarily due to higher than planned labor expense in Towers and Weldments, and higher near-term expenses associated with repositioning our Services business. In all, we completed a successful first year of our business transformation that positions us for future profitable growth.”

Mr. Duprey concluded, “For 2012 and 2013, our focus is to hone our operating efficiency while continuing to develop and grow our industrial customer and end-market relationships. With more than $160 million of our backlog deliverable in 2012, we are well positioned for the current year. We should see strong tower shipments to a broader customer base, and significant growth in our weldments business that serves the mining and other industrial markets. With the rest of our industry, we are aggressively lobbying for extension of the Production Tax Credit; however we are also positioning our business for success irrespective of the outcome. In Gearing, we are expecting continued double-digit revenue growth as we continue to dramatically shift our revenue mix toward serving the oil and gas and mining markets and lessen our concentration in wind. Our Services segment has now created a portfolio of blade, drivetrain and other non-routine service offerings to support the large number of turbines that are coming off warranty; we continue to refine this segment’s business model. Lastly, the restructuring we initiated in the third quarter of 2011 is expected to contribute to the achievement of profitability by reducing our footprint and fixed costs in 2013 and beyond.”

Orders and Backlog

The Company booked $68 million in new orders during the fourth quarter, bringing full year orders to $162 million, or 87% of sales, a 42% increase in order intake from full-year 2010. Fourth- quarter orders include the receipt of $3 million in Gearing orders delayed from the third quarter due to a price increase put into effect for 2012 deliveries, and reflect strong Towers and Weldments segment orders, including previously-announced orders from two new large turbine OEM’s, and continued solid order flow in the Gearing and Services segments. At December 31, 2011 backlog totaled $200 million, up from $188 million at September 30. In the Gearing segment, orders from oil and gas, mining and other industrial customers represented 80% of the Gearing backlog as of December 31, 2011.

Segment Results

Towers and Weldments

Broadwind Energy fabricates towers and weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $34.6 million in the fourth quarter of 2011, compared to $30.3 million in the fourth quarter of 2010, as the impact of lower production volume was masked by higher material content, which is passed through at a relatively smaller margin. Sales of wind towers totaled 139 megawatts (MW) in the quarter, down from the record 255 MW in the fourth quarter of 2010, reflecting a 22% reduction in unit volume, and a lower-MW mix of towers produced. Non-GAAP adjusted EBITDA for the fourth quarter was $1.6 million in 2011, compared to $5.6 million in 2010. Non-GAAP adjusted EBITDA did not rise in line with revenues due to a change in the mix of towers relative to greater lower-margin material content, lower volumes and generally less favorable margins, as well as decreased productivity related to producing a new tower design. Towers and Weldments segment operating income for the fourth quarter of 2011 was essentially break even, compared to an operating loss of $9.3 million in 2010, which included a $13.3 million non-cash asset impairment.

Towers and Weldments segment sales for 2011 totaled $116.9 million, compared to $76.2 million in 2010. The increase in revenues was primarily attributable to an increase of approximately 14% in the MW sold compared to the prior year. Non-GAAP adjusted EBITDA for 2011 was $10.4 million, compared to $6.8 million in 2010, mainly due to the rise in volumes and improved capacity utilization. Towers and Weldments segment operating income was $5.2 million in 2011, compared to a loss of $11.4 million in 2010, reflecting the improved operational factors and also the absence of the non-cash asset impairment charge taken in 2010.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $15.6 million in the fourth quarter of 2011, compared to $13.9 million in the fourth quarter of 2010. The increase was due primarily to a 71% increase in industrial gearing sales, partially offset by a decrease in wind gearing sales of 37%, compared to the fourth quarter of 2010. Non-GAAP adjusted EBITDA for the fourth quarter of 2011 was $.4 million, compared to $.3 million in the prior year fourth quarter. The Gearing segment operating loss for the fourth quarter of 2011 was $2.2 million, flat compared to the $2.2 million loss in the fourth quarter of 2010, due to the absence of prior-year benefits from scrap and warranty adjustments.

Gearing segment sales for 2011 totaled $54.3 million, up 11% from $49.0 million in 2010. Reflecting a change in strategy, industrial gearing sales rose approximately 60% and comprised 61% of total Gearing sales, while wind gearing sales declined to 39% of the total. Non-GAAP adjusted EBITDA for 2011 was a loss of $.5 million, compared to a loss of $4.0 million in 2010 due in part to the increase in sales as well as a more favorable customer mix, partially offset by additional legal fees of $1.2 million. Gearing segment operating loss was $10.7 million in 2011, compared to a loss of $13.7 million in the prior year.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $5.5 million in the fourth quarter of 2011, compared with $3.5 million in the fourth quarter of 2010. The increase in revenue was primarily the result of a large multi-turbine blade performance improvement project initiated in third quarter 2011, and higher field service activity overall. Non-GAAP adjusted EBITDA for the fourth quarter was a loss of $1.1 million, compared to a loss of $.3 million in the prior year fourth quarter. The increased loss was primarily the result of higher than expected safety and training costs associated with the large blade project noted above, and the addition of fixed overhead expenses associated with the drivetrain services expansion in the first quarter of 2011. Services segment operating loss in the fourth quarter 2011 was $1.4 million, compared to a loss of $23.7 million in the fourth quarter of 2010, which included a non-cash impairment charge of $22.9 million related to intangibles and fixed asset investments.

Services segment revenue totaled $16.3 million for 2011, compared to $12.1 million in 2010. The increase in revenue was primarily the result of increased blade services to our two largest customers, including a large multi-turbine blade retrofit project, as well as initial sales associated with our Abilene drivetrain services center. Non-GAAP adjusted EBITDA for 2011 was a loss of $4.0 million, compared to a loss of $3.8 million in 2010 due primarily to increased costs in the fourth quarter noted above, which offset adjusted EBITDA improvements during the prior nine months. Services segment operating loss was $5.2 million for 2011, compared to an operating loss of $34.7 million in 2010. The improvement is primarily attributable to the absence of impairment charges of $27.5 million taken in the prior year, the corresponding absence of $2.1 million of amortization expense in the current year as well as variances noted above.

Corporate and Other

Corporate and other expenses totaled $2.3 million in the fourth quarter of 2011, compared to $2.0 million in the fourth quarter of 2010. The increase is primarily attributable to higher legal expense in the current year fourth quarter. For 2011, corporate and other expenses totaled $9.6 million up from $9.4 million in 2010. The small increase was due to higher legal fees of $.9 million and restructuring costs primarily associated with closing the Hamburg, Germany office of $0.4 million, largely offset by lower compensation costs.

Cash and Liquidity

At December 31, 2011, cash, marketable securities and short-term investments on hand totaled $14.2 million and $.5 million of the Company’s $10 million credit line was drawn.

During the quarter, operating working capital decreased to $14.0 million, or 6.3% of annualized fourth quarter 2011 sales. The $1.9 million decrease from September 30 was due to a $7.9 million decrease in inventory levels, as high volumes of in-process towers were completed during the fourth quarter, largely offset by a $5.8 million reduction in payables to suppliers.

During the quarter, debt and capitalized lease obligations were reduced by $.8 million to $13.8 million at year end, and the company was in compliance with all covenants.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and specialty weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of approximately 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995—that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations, revenue growth and the business of its customers; the Company’s expectations regarding its operational restructuring plans and plans to diversify its customer mix; the sufficiency of the Company’s working capital; the Company’s expectations regarding the state of the wind energy market generally including its expectations regarding regulatory frameworks affecting the wind energy industry; and, the Company’s expectations relating to the economy and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:

Broadwind — John Segvich, 630.995.7137, john.segvich@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA)

	As of December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,340	$15,331
Restricted cash	876	170
Accounts receivable, net	25,311	21,427
Inventories, net	23,355	17,739
Prepaid expenses and other current assets	4,033	3,476
Assets held for sale	8,052	6,847
Total current assets	74,967	64,990
LONG-TERM ASSETS:
Property and equipment, net	87,766	106,317
Intangible assets, net	9,214	10,073
Other assets	944	2,126
TOTAL ASSETS	$172,891	$183,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$1,566	$140
Current maturities of long-term debt	636	1,437
Current portions of capital lease obligations	965	966
Accounts payable	17,358	22,342
Accrued liabilities	5,749	6,515
Customer deposits	17,328	8,881
Liabilities held for sale	4,833	4,221
Total current liabilities	48,435	44,502

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	4,797	9,671
Long-term capital lease obligations, net of current portions	975	1,802
Other	825	1,335
Total long-term liabilities	6,597	12,808

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 139,779,197 and 107,112,817 shares issued and outstanding as of December 31, 2011 and 2010, respectively	140	107
Additional paid-in capital	370,123	356,545
Accumulated deficit	(252,404)	(230,456)
Total stockholders’ equity	117,859	126,196
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$172,891	$183,506

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010

Revenues	$55,093	$47,551	$185,854	$136,896
Cost of sales	54,087	42,102	178,536	134,950
Restructuring	42	—	131	—
Gross profit	964	5,449	7,187	1,946

OPERATING EXPENSES:
Selling, general and administrative	6,509	5,970	26,316	27,404
Impairment charges	—	36,216	—	40,777
Intangible amortization	215	428	859	2,992
Restructuring	141	—	441	—
Total operating expenses	6,865	42,614	27,616	71,173
Operating loss	(5,901)	(37,165)	(20,429)	(69,227)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(272)	(335)	(1,117)	(1,172)
Other income, net	610	377	1,169	486
Restructuring	(95)	—	(297)	—
Total other (expense) income, net	243	42	(245)	(686)

Net loss from continuing operations before provision (benefit) for income taxes	(5,658)	(37,123)	(20,674)	(69,913)
Provision (benefit) for income taxes	44	179	68	(160)
LOSS FROM CONTINUING OPERATIONS	(5,702)	(37,302)	(20,742)	(69,753)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(22)	(11,269)	(1,206)	(15,422)
NET LOSS	$(5,724)	$(48,571)	$(21,948)	$(85,175)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.04)	$(0.36)	$(0.18)	$(0.66)
Loss from discontinued operations	0.00	(0.09)	(0.01)	(0.14)
Net Loss	$(0.04)	$(0.45)	$(0.19)	$(0.80)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Years Ended December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,948)	$(85,175)
Loss from discontinued operations	1,206	15,422
Loss from continuing operations	(20,742)	(69,753)

Adjustments to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization expense	14,534	16,463
Impairment charges	—	40,777
Change in fair value of interest rate swap agreements	—	(253)
Deferred income taxes	—	1,338
Stock-based compensation	1,906	1,745
Allowance for doubtful accounts	1,004	(1,142)
Common stock issued under defined contribution 401(k) plan	150	684
Loss on disposal of assets	474	70
Changes in operating assets and liabilities:
Accounts receivable	(4,888)	1,202
Inventories	(5,616)	(8,914)
Prepaid expenses and other current assets	(10)	1,072
Accounts payable	(5,008)	7,565
Accrued liabilities	(648)	(332)
Customer deposits	8,447	(1,317)
Other non-current assets and liabilities	93	672
Net cash (used in) provided by operating activities of continued operations	(10,304)	(10,123)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of logistics business	952	—
Purchases of property and equipment	(4,708)	(6,893)
Proceeds from disposals of property and equipment	1,874	38
(Increase) decrease in restricted cash	(706)	1,840
Net cash used in investing activities of continued operations	(2,588)	(5,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	11,697	53,347
Payments on lines of credit and notes payable	(1,517)	(21,231)
Payments on related party notes payable	(209)	—
Proceeds from lines of credit and notes payable	2,311	700
Principal payments on capital leases	(977)	(863)
Net cash provided by (used in) financing activities of continued operations	11,305	31,953

DISCONTINUED OPERATIONS:
Operating cash flows	(851)	(2,666)
Investing cash flows	—	(113)
Financing cash flows	(83)	(3,003)
Net cash used in discontinued operations	(934)	(5,782)

Add: Cash balance of discontinued operations, beginning of period	530	127
Less: Cash balance of discontinued operations, end of period	—	530

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,991)	10,630
CASH AND CASH EQUIVALENTS, beginning of the year	15,331	4,701
CASH AND CASH EQUIVALENTS, end of the year	$13,340	$15,331

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$34,576	$30,296	$116,926	$76,150
Gearing	15,600	13,863	54,296	48,996
Services	5,481	3,544	16,291	12,090
Corporate and Other	(564)	(152)	(1,659)	(340)
Total revenues	$55,093	$47,551	$185,854	$136,896

OPERATING (LOSS) PROFIT:
Towers and Weldments	$28	$(9,279)	$5,187	$(11,436)
Gearing	(2,210)	(2,217)	(10,733)	(13,678)
Services	(1,385)	(23,694)	(5,247)	(34,747)
Corporate and Other	(2,334)	(1,975)	(9,636)	(9,366)
Total operating loss	$(5,901)	$(37,165)	$(20,429)	$(69,227)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating (Loss) Profit	$(5,901)	$(37,165)	$(20,429)	$(69,227)
Depreciation	3,408	3,407	13,674	13,471
Amortization	215	428	859	2,992
Share-based compensation and other stock payments	512	636	2,025	2,291
Other Income (Expense)	515	379	873	487
Impairment Expense.	—	36,216	—	40,777
Restructuring Expense	279	—	869	—
Total Adjusted EBITDA (Non-GAAP)	$(972)	$3,901	$(2,129)	$(9,210)

Towers and Weldments Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Operating (Loss) Profit	$28	$(9,279)	$5,187	$(11,436)
Depreciation	870	863	3,508	3,416
Share-based compensation and other stock payments	107	195	477	558
Other Income (Expense)	563	502	1,229	921
Impairment Expense	—	13,326	—	13,326
Total Adjusted EBITDA (Non-GAAP)	$1,568	$5,607	$10,401	$6,785

Gearing Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Operating (Loss) Profit	$(2,210)	$(2,217)	$(10,733)	$(13,678)
Depreciation	2,210	2,319	9,063	9,111
Amortization	215	215	859	859
Share-based compensation and other stock payments	94	125	371	393
Other Income (Expense)	6	(132)	(437)	(662)
Restructuring Expense	121	—	412	—
Total Adjusted EBITDA (Non-GAAP)	436	310	(465)	(3,977)

Services Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Operating (Loss) Profit	$(1,385)	$(23,694)	$(5,247)	$(34,747)
Depreciation	292	182	937	775
Amortization	—	213	—	2,133
Share-based compensation and other stock payments	39	55	149	359
Other Income (Expense)	(4)	11	135	231
Impairment Expense	—	22,890	—	27,451
Total Adjusted EBITDA (Non-GAAP)	$(1,058)	$(343)	$(4,026)	$(3,798)

Corporate and Other

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Operating (Loss) Profit	$(2,334)	$(1,975)	$(9,636)	$(9,366)
Depreciation	36	43	166	168
Share-based compensation and other stock payments	272	261	1,028	981
Other Income (Expense)	(50)	(2)	(54)	(3)
Restructuring Expense	158	—	457	—
Total Adjusted EBITDA (Non-GAAP)	$(1,918)	$(1,673)	$(8,039)	$(8,220)